EXECUTION VERSION

Exhibit 4.17

EIGHTH SUPPLEMENTAL INDENTURE
DATED AS OF THE 12th DAY OF MARCH, 2025
BETWEEN
THE CANNABIST COMPANY HOLDINGS INC., AS ISSUER
THE CANNABIST COMPANY HOLDINGS (CANADA) INC., AS CO-ISSUER
AND
ODYSSEY TRUST COMPANY, AS TRUSTEE

THIS EIGHTH SUPPLEMENTAL INDENTURE dated as of March 12, 2025
BETWEEN:
THE CANNABIST COMPANY HOLDINGS INC., a company subsisting under the laws of the Province of British Columbia (hereinafter called the “Issuer”),
- and -
THE CANNABIST COMPANY HOLDINGS (CANADA) INC., a company subsisting under the laws of Canada (hereinafter called the “Co-Issuer”),
- and -
ODYSSEY TRUST COMPANY, a trust company existing under the laws of Canada authorized to carry on the business of a trust company in British Columbia (hereinafter called the “Trustee”).
WHEREAS the Issuer has entered into a trust indenture with the Trustee dated as of May 14, 2020 (the “Original Indenture”), as supplemented by a first supplemental trust indenture dated as of June 19, 2020 (the “First Supplemental Indenture”), and as supplemented by a second supplemental trust indenture dated as of June 29, 2021 (the “Second Supplemental Indenture”), a third supplemental trust indenture dated as of February 2, 2022 (the “Third Supplemental Indenture”), a fourth supplemental trust indenture dated as of February 3, 2022 (the “Fourth Supplemental Indenture”), a fifth supplemental trust indenture dated as of May 5, 2022 (the “Fifth Supplemental Indenture”), a sixth supplemental trust indenture dated as of September 20, 2023 (the “Sixth Supplemental Indenture”), and a seventh supplemental trust indenture dated as of March 19, 2024 (the “Seventh Supplemental Indenture”) and together with the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, and the Seventh Supplemental Indenture, the “Indenture”;
AND WHEREAS the Issuer, the Guarantors, and the Trustee may amend or supplement the Indenture without the consent of the Holders in accordance with and subject to Section 14.3(d) of the Indenture;
AND WHEREAS the purpose of this eighth supplemental indenture (the “Eighth Supplemental Indenture”) is to implement and give effect to certain amendments set forth below;
AND WHEREAS the foregoing recitals are made as representations or statements of fact by the Issuer and not by the Trustee;

NOW THEREFORE THIS EIGHTH SUPPLEMENTAL INDENTURE WITNESSETH that in consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION
Section 1.1 Interpretation Provisions.
This Eighth Supplemental Indenture is a supplemental indenture to the Indenture. The Indenture and this Eighth Supplemental Indenture will be read together and will have effect as though all the provisions of all indentures were contained in one instrument. If any terms of the Indenture are inconsistent with the express terms or provisions hereof, the terms of this Eighth Supplemental Indenture shall prevail to the extent of the inconsistency. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Original Indenture.

ARTICLE 2
AMENDMENT AND SUPPLEMENT
Section 2.1    Amendments to Defined Terms
(1)     Section 1.1 of the Original Indenture is hereby amended to include the following:
    ““Co-Issuer” means The Cannabist Company Holdings (Canada) Inc.”
Section 2.2     Amendments to Section 3.2 of the Indenture
(1)Section 3.2 of the Original Indenture is hereby amended to add a new Section 3.2.1
Co-Issuer Party
“The Co-Issuer is hereby designated as a co-issuer under this Indenture and to each series of Notes issued hereunder, including, for greater certainty, the 2025 Convertible Notes, 2026 Notes and 2027 Convertible Notes and any series of Notes issued from time to time hereafter. The Co-Issuer hereby agrees to be bound, and agrees to be jointly and severally liable, as a co-issuer and not as a guarantor, with respect to, any and all obligations of the Issuer under this Indenture and each series of Notes issued hereunder.”
Section 2.3     Amendment to Section 11.1 of the Indenture.
(1)Section 11.1(a) of the Indenture is hereby deleted in its entirety and replaced with the following:
“Subject to Section 14.2, wherever in this Indenture a consent, waiver, notice, authorization or resolution of the Holders (or any of them) is required, a meeting may be convened by Issuer or the Co-Issuer in accordance with this Article 11 to consider and resolve whether such consent, waiver, notice, authorization or resolution should be approved by such Holders. A resolution passed by the affirmative votes of the Holders of at least a majority of the outstanding principal amount of the Notes represented and voting on a poll at a meeting of Holders duly convened for the purpose and held in accordance with the provisions of this Indenture shall constitute conclusively such consent, waiver, notice, authorization or resolution; except for those matters set out in Section 14.2, which shall require the consent of each Holder affected thereby as set out therein.”
(2)Section 11.1(b) of the Indenture is hereby deleted in its entirety and replaced with the following:
“At any time and from time to time, the Trustee on behalf of the Issuer or Co-Issuer may and, on receipt of an Issuer Order or a Holders’ Request and upon being indemnified and funded for the costs thereof to the reasonable satisfaction of the Trustee by the Issuer, the Co-Issuer or the Holders signing such Holders’ Request, will, convene a meeting of all Holders.”

(3)Section 11.1(c) of the Indenture is hereby deleted in its entirety and replaced with the following:
“If the Trustee fails to convene a meeting after being duly requested as aforesaid (and indemnified and funded as aforesaid), the Issuer, the Co-Issuer or such Holders may themselves convene such meeting and the notice calling such meeting may be signed by such Person as the Issuer, the Co-Issuer or those Holders designate, as applicable. Every such meeting will be held in Vancouver, British Columbia, Toronto, Ontario or such other place as the Trustee may in any case determine or approve. Any meeting held pursuant to this Article 11 may be done through a virtual or electronic meeting platform, subject to the Trustee's capabilities at the time.”

(4)Section 11.2(a) of the Indenture is hereby deleted in its entirety and replaced with the following:
“Not more than 60 days’ nor less than at least 21 days’ notice of any meeting of the Holders of Notes of any series or of all series then outstanding, as the case may be, shall be given to the Holders of Notes of such series or of all series of Notes then outstanding, as applicable, in the manner provided in Section 16.2 and a copy of such notice shall be sent by post to the Trustee, unless the meeting has been called by it, and to the Issuer, unless such meeting has been called by it, and to the Co-Issuer, unless such meeting has been called by it. Such notice shall state the time when and the place where the meeting is to be held and shall state briefly the general nature of the business to be transacted thereat and it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 11. The accidental omission to give notice of a meeting to any Holder shall not invalidate any resolution passed at any such meeting. A Holder may waive notice of a meeting either before or after the meeting.”

(5)Section 11.2(c) of the Indenture is hereby deleted in its entirety and replaced with the following:
“Subject to Section 11.2(d), the determination as to whether any business to be transacted at a meeting of Holders, or any action to be taken or power to be exercised by instrument in writing under Section 11.12, especially affects the rights of the Holders of one or more series in a manner or to an extent differing in any material way from that in or to which it affects the rights of Holders of any other series (and is therefore an especially affected series) shall be determined by an Opinion of Counsel, which shall be binding on all Holders, the Trustee, the Issuer and the Co-Issuer for all purposes hereof.”

(6)Section 11.8 of the Indenture is hereby deleted in its entirety and replaced with the following:
“A Holder may be present and vote at any meeting of Holders by an authorized representative. The Issuer (in case it convenes the meeting), the Co-Issuer (in case it convenes the meeting) or the Trustee (in any other case) for the purpose of enabling the Holders to be present and vote at any meeting without producing their Notes, and of enabling them to be present and vote at any such meeting by proxy and of depositing instruments appointing such proxies at some place other than the place where the meeting is to be held, may from time to time make and vary such regulations as it shall think fit providing for and governing any or all of the following matters:

(a)the form of the instrument appointing a proxy, which shall be in writing, and the manner in which the same shall be executed and the production of the authority of any individual signing on behalf of a Holder;

(b)the deposit of instruments appointing proxies at such place as the Trustee, the Issuer or the Holder convening the meeting, as the case may be, may, in the notice convening the meeting, direct and the time, if any, before the holding of the meeting or any adjournment thereof by which the same must be deposited; and

(c)the deposit of instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed, faxed, cabled, telegraphed or sent by other electronic means before the meeting to the Issuer or to the Trustee at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only Persons who shall be recognized at any meeting as the Holders of any Notes, or as entitled to vote or be present at the meeting in respect thereof, shall be Holders and Persons whom Holders have by instrument in writing duly appointed as their proxies.”

(7)Section 11.9 of the Indenture is hereby deleted in its entirety and replaced with the following:
“The Issuer, the Co-Issuer and the Trustee, by their respective directors, officers and employees and the respective legal advisors of the Issuer, the Co-Issuer, the Trustee or any Holder may attend any meeting of the Holders, but shall have no vote as such.”

(8)Section 13.15(b) of the Indenture is hereby deleted in its entirety and replaced with the following:
“The Issuer and Co-Issuer hereby jointly and severally indemnify and save harmless the Trustee and its directors, officers, agents, employees and shareholders from and against any and all loss, damages, charges, expenses, claims, demands, actions or liability whatsoever which may be brought against the Trustee or which it may suffer or incur as a result of or arising out of the performance of its duties and obligations hereunder save only in the event of the gross negligence or wilful misconduct of the Trustee. This indemnity will survive the termination or discharge of this Indenture and the resignation or removal of the Trustee. The Trustee shall notify the Issuer and Co-Issuer promptly of any claim for which it may seek indemnity. The Issuer and Co-Issuer shall defend the claim and the Trustee shall cooperate in the defence. The Trustee may have separate Counsel and the Issuer and Co-Issuer shall pay the reasonable fees and expenses of such Counsel. The Issuer and Co-Issuer need not pay for any settlement made without its consent, which consent must not be unreasonably withheld. This indemnity shall survive the resignation or removal of the Trustee or the discharge of this Indenture.”

ARTICLE 3
MISCELLANEOUS
Section 3.1 Effective Date.
This Eighth Supplemental Indenture shall take effect upon the date first above written.
Section 3.2 Ratification of Indenture
    The Indenture as supplemented by this Eighth Supplemental Indenture is in all respects ratified and confirmed, and this Eighth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent therein provided.
Section 3.2 Governing Law
This Eighth Supplemental Indenture will be governed by and interpreted in accordance with the laws of the Province of British Colombia and the federal laws of Canada applicable therein and will be treated in all respects as a British Columbia contract.
Section 3.3 Counterparts.

This Eighth Supplemental Indenture may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument. Counterparts may be executed either in original or electronic form and the parties hereto adopt any signatures received by electronic means as original signatures of the parties.
[Signature Page Follows]

IN WITNESS OF WHICH this Eighth Supplemental Indenture has been duly executed by the Issuer, the Co-Issuer and the Trustee.
Dated as of the date first written above.

THE CANNABIST COMPANY HOLDINGS INC.
Per:
David Hart Chief Executive Officer

THE CANNABIST COMPANY HOLDINGS (CANADA) INC.
Per:
David Hart Director

ODYSSEY TRUST COMPANY
Per:
Dan Sander President, Corporate Trust
Per:
Amy Douglas Managing Director, Corporate Trust